Exhibit 99.1
Kraton Corporation Announces Second Quarter 2021 Results
Raises Full Year 2021 Guidance Range
HOUSTON, July 28, 2021 /PRNewswire/ -- Kraton Corporation (NYSE: KRA), a leading global sustainable producer of  specialty polymers and high-value biobased products derived from pine wood pulping co-products, announces financial results for the quarter ended June 30, 2021.
SECOND QUARTER 2021 SUMMARY
▪Consolidated net income of $38.4 million, compared to consolidated net loss of $7.1 million in the second quarter of 2020.
▪Adjusted EBITDA(1) of $61.8 million, down $7.7 million or 11.1%, compared to the second quarter of 2020.
•The $7.7 million decline in Adjusted EBITDA(1) reflects $16.9 million of costs associated with a significant turnaround at the Berre, France, site.
▪Polymer segment operating income of $42.0 million, compared to $16.8 million in the second quarter of 2020, and Adjusted EBITDA(1) of $26.3 million, down $27.5 million or 51.1% compared to $53.8 million in the second quarter of 2020.
▪The $27.5 million decline in Adjusted EBITDA(1) reflects $16.9 million of costs associated with the aforementioned turnaround, higher raw materials costs, and the benefit of favorable raw material trends in the year ago quarter, partially offset by improved demand fundamentals and higher sales volumes.
▪Chemical segment operating income of $22.0 million, compared to an operating loss of $3.9 million in the second quarter of 2020, and Adjusted EBITDA(1) of $35.5 million, up 126.2% compared to $15.7 million in the second quarter of 2020.
▪Adjusted EBITDA(1) increase reflects factors including higher sales volumes associated with improved demand and continued favorable market fundamentals resulting in higher average selling prices, partially offset by higher costs for raw materials.
▪Reduced consolidated debt during the quarter by $14.1 million and consolidated net debt(1) by $11.5 million, including the unfavorable effect of foreign currency(1) of $6.3 million.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(In thousands, except percentages and per share amounts)
Revenue	$493,623	$355,679	$930,894	$782,948
Polymer segment operating income	$41,968	$16,762	$81,827	$34,687
Chemical segment operating income (loss)	$22,039	$(3,931)	$35,553	$6,385
Consolidated net income (loss)	$38,351	$(7,081)	$72,944	$201,939
Adjusted EBITDA (non-GAAP)(1)(3)	$61,820	$69,536	$129,539	$147,415
Adjusted EBITDA margin (non-GAAP)(2)(3)	12.5%	19.6%	13.9%	18.8%
Diluted earnings (loss) per share	$1.11	$(0.25)	$2.14	$6.20
Adjusted diluted earnings per share (non-GAAP)(1)	$0.32	$0.30	$0.86	$0.57
__________________________________________________
(1)See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.
(2)Defined as Adjusted EBITDA as a percentage of revenue. Adjusted EBITDA margin reflects approximately 340 and 210 basis points reduction for costs associated with the Berre turnaround for the three and six months ended June 30, 2021, respectively.
(3)Includes $10.3 million contribution from the Cariflex business prior to its sale in March 2020.
“We are pleased with our financial results for the second quarter of 2021, which were in line with our overall expectations. On a consolidated basis, second quarter Adjusted EBITDA was $61.8 million, and while this was down $7.7 million compared to the second quarter of 2020, during the quarter, we incurred costs of $16.9 million associated with a significant statutory turnaround at our Berre, France, site, that occurs approximately every six years. Excluding the $16.9 million of turnaround costs, Adjusted EBITDA would have been up compared to the year ago quarter. During the second quarter of 2021, continued favorability in global demand contributed to a strong rebound in sales volume in both our Polymer and Chemical segments, compared to the second quarter of 2020, in which demand was adversely impacted by COVID-19. Thus far in 2021, we have successfully implemented price increases intended to address inflation in raw materials and transportation and logistics costs. While inflation in raw material costs continued to be a factor in the second quarter of 2021, partially offsetting the benefit of higher sales volume and higher average selling prices achieved thus far, we continue to actively address inflationary pressures through price increases, consistent with our Price Right strategy. As such, we expect further price realization and margin improvement in the second half of this year,” said Kevin M. Fogarty, Kraton’s President and Chief Executive Officer.
Second quarter 2021 Adjusted EBITDA for the Polymer segment was $26.3 million, down $27.5 million compared to the second quarter of 2020. While second quarter 2021 sales volume for the Polymer segment was up 11% compared to the second quarter of 2020, reflecting strong post-COVID demand recovery, it is important to appreciate there were three major, but transitory, drivers that contributed to the decline in quarterly segment financial performance that we believe will not significantly impact results for the second half of 2021. Firstly, and as previously noted, $16.9 million of the $27.5 million decline in Adjusted EBITDA is associated with costs of the significant statutory turnaround at the Berre, France, site. Secondly, and in contrast to a deflationary raw material environment that contributed to margin favorability in the second quarter of 2020, second quarter 2021 margins reflect continued inflation in raw material and transportation and logistics costs, which we are addressing through increases in selling prices. Lastly, second quarter 2020 Adjusted EBITDA benefitted from favorable fixed cost absorption associated with a strategic inventory build to leverage historically low raw materials costs in the quarter. Specialty Polymer sales volume increased 15%, compared to the second quarter of 2020, with higher sales volume in all regions, particularly into consumer durable and automotive applications in North America and Europe. Sales volume for Performance Products was up 13% compared to the second quarter of 2020, primarily due to higher sales into paving and roofing applications in North America and continued demand growth globally within adhesives applications.
Chemical segment Adjusted EBITDA for the second quarter of 2021 was $35.5 million, up $19.8 million compared to the second quarter of 2020. The significant increase in Adjusted EBITDA was driven by a 32% increase in sales volume, compared to the second quarter of 2020, reflecting a continued improvement of the Chemical segment’s overall demand fundamentals, a healthy post-COVID demand recovery for TOFA and Rosin and Rosin derivatives and higher average selling prices, partially offset by higher raw materials and transportation and logistics costs. Performance Chemicals sales volume was up 37% compared to the second quarter of 2020, reflecting strong demand for TOFA and TOFA upgrades. Adhesive sales volume was up 17% compared to the second quarter of 2020 on strong global adhesive demand, and sales volume for Tires was up 108% compared to the year-ago quarter, in which sales of tread enhancement agents were significantly impacted as tire customers idled capacity due to COVID-19.
“As evidence of progress in continuing to promote responsible and sustainable business practices throughout our organization, we are proud to note that Kraton recently achieved a Platinum rating for our sustainability management system from EcoVadis. The Platinum rating is the highest distinction in the EcoVadis supplier sustainability rating structure, and the Platinum rating places Kraton in the top one percent of all companies evaluated in its sector,” said Fogarty. “In terms of innovation-based products that are facilitating the circular economy, during the second quarter, we continued to see favorable customer response and positive momentum for our REvolutionTM and CirKular+TM platforms that are addressing growing market needs for sustainable solutions. Moreover, Kraton’s CirKular+ additives recently received Critical Guidance Recognition from the Association of Plastics Recyclers in recognition of Kraton’s ongoing commitment to provide sustainable, high-performance solutions to address the plastics industry’s needs for design recyclability,” added Fogarty.
“Our expectations for the balance of 2021 remain positive. We currently expect demand trends to remain favorable, and with continued implementation of our Price Right strategy expected to address raw material and logistics price increases, we anticipate meaningful margin improvement over the course of the third and fourth quarters. As we have now successfully completed the Berre turnaround, with costs known, and with better visibility into activity levels in the important summer paving season as we move into the third quarter, we now expect Adjusted EBITDA for the full-year 2021 to fall within the range of $280 - $300 million,” said Fogarty.

Polymer Segment

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(In thousands, except percentages)
Performance Products	$177,154	$118,339	$305,099	$237,099
Specialty Polymers	101,069	76,305	197,808	154,222
Cariflex(1)	—	—	—	36,930
Isoprene Rubber(1)	(26)	8,744	15,930	15,603
Other	249	464	759	378
Polymer Segment Revenue	$278,446	$203,852	$519,596	$444,232

Operating income	$41,968	$16,762	$81,827	$34,687
Adjusted EBITDA (non-GAAP)(1)(2)	$26,321	$53,845	$63,786	$105,014
Adjusted EBITDA margin (non-GAAP)(3)	9.5%	26.4%	12.3%	23.6%
__________________________________________________
(1)Our Cariflex revenue includes sales through March 6, 2020. We continue to sell Isoprene Rubber to Daelim Industrial Co, Ltd. (“Daelim”) under the Isoprene Rubber Supply Agreement (“IRSA”). Sales under the IRSA are transacted at cost and include the amortization of non-cash deferred income of $3.9 million for the three months ended June 30 2020, and $7.6 million and $7.2 million for the six months ended June 30, 2021 and 2020, respectively, which represents revenue deferred until the products are sold under the IRSA.
(2)See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.
(3)Defined as Adjusted EBITDA as a percentage of revenue. Adjusted EBITDA margin reflects approximately 600 and 380 basis points reduction for costs associated with the Berre turnaround for the three and six months ended June 30, 2021, respectively.
Q2 2021 VERSUS Q2 2020 RESULTS
Revenue for the Polymer segment was $278.4 million for the three months ended June 30, 2021 compared to $203.9 million for the three months ended June 30, 2020. The increase was driven by higher average sales prices implemented in response to significantly higher raw material costs, as well as demand recovery versus the second quarter of 2020, which was impacted by COVID-19, driving higher sales volumes in our Specialty Polymers and Performance Products business lines. This was partially offset by a decrease in Isoprene Rubber sales volumes due to the timing of production, which will occur in the second half of 2021. The positive effect from changes in currency exchange rates between the periods was $14.0 million.

Polymer Segment Sales Volume % Change	Three Months Ended June 30, 2021
Performance Products	12.6%
Specialty Polymers	14.6%
Isoprene Rubber	(100.0)%
Total	10.9%
Sales volumes of 83.8 kilotons for the three months ended June 30, 2021 increased 10.9% compared to the three months ended June 30, 2020. Specialty Polymers sales volumes increased 14.6% driven by strong post-COVID-19 demand recovery across all regions, particularly in consumer durable and automotive applications in North America and Europe. Performance Products sales volumes increased 12.6%, primarily driven by improved sales into paving and roofing applications largely in North America, and higher sales into adhesive applications associated with continued demand strength.
For the three months ended June 30, 2021, the Polymer segment generated Adjusted EBITDA (non-GAAP) of $26.3 million compared to $53.8 million for the three months ended June 30, 2020. The lower Adjusted EBITDA is a result of $16.9 million associated with a significant statutory turnaround at our Berre, France, location, lower relative fixed cost absorption compared to the second quarter of 2020 associated with a strategic inventory build, and timing associated with Isoprene Rubber production. The inflation in raw material and transportation costs, which we continue to address through increases in selling prices consistent with our Price Right strategy, is partially offset by the contribution from higher sales volumes. The negative effect from changes in currency exchange rates between the periods was $0.1 million. See a reconciliation of GAAP operating income to non-GAAP Adjusted EBITDA below.

Chemical Segment

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(In thousands, except percentages)
Adhesives	$74,330	$60,993	$146,056	$125,888
Performance Chemicals	126,164	84,848	237,339	195,590
Tires	14,683	5,986	27,903	17,238
Chemical Segment Revenue	$215,177	$151,827	$411,298	$338,716

Operating income (loss)	$22,039	$(3,931)	$35,553	$6,385
Adjusted EBITDA (non-GAAP)(1)	$35,499	$15,691	$65,753	$42,401
Adjusted EBITDA margin (non-GAAP)(2)	16.5%	10.3%	16.0%	12.5%
__________________________________________________
(1)See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.
(2)Defined as Adjusted EBITDA as a percentage of revenue.
Q2 2021 VERSUS Q2 2020 RESULTS
Revenue for the Chemical segment was $215.2 million for the three months ended June 30, 2021 compared to $151.8 million for the three months ended June 30, 2020. The increase in revenue was attributable to higher sales volume driven by the demand recovery from COVID-19 and higher average sales prices from continued favorable market fundamentals. The positive effect from changes in currency exchange rates between the periods was $9.6 million.

Chemical Segment Sales Volume % Change	Three Months Ended June 30, 2021
Adhesives	17.4%
Performance Chemicals	37.5%
Tires(1)	108.0%
Total	32.3%
 ____________________________________________________
(1)Tires volumes are less than 5% of total Chemical segment volumes.
Sales volumes were 115.3 kilotons for the three months ended June 30, 2021, an increase of 28.1 kilotons, or 32.3%, related to higher TOFA and TOR and related derivatives sales, due to a significant recovery of demand across most end use markets compared to the second quarter of 2020, which was adversely affected by COVID-19, as well as increases in raw material sales volume.
For the three months ended June 30, 2021, the Chemical segment generated $35.5 million of Adjusted EBITDA (non-GAAP) compared to $15.7 million for the three months ended June 30, 2020. The increase in Adjusted EBITDA was primarily driven by the significant recovery in demand compared to the second quarter of 2020, which was adversely affected by COVID-19, and favorable market fundamentals, resulting in higher sales volumes and expanded unit margins across all product groups, partially offset by higher average raw material and logistics costs. The negative effect from changes in currency exchange rates between the periods was $0.1 million. See a reconciliation of GAAP operating income to non-GAAP Adjusted EBITDA below.

CASH FLOW AND CAPITAL STRUCTURE
During the second quarter of 2021, we reduced consolidated debt by $14.1 million and consolidated net debt by $11.5 million, including the unfavorable effect of foreign currency of $6.3 million. For the first half of 2021, we reduced our consolidated debt by $21.1 million and increased our consolidated net debt by $6.6 million, including the favorable effect of foreign currency of $13.9 million. The first half of 2021 increase in our consolidated net debt was driven primarily by increases in working capital, including the seasonal inventory build for the paving and roofing season and the impacts of higher raw material costs. Further, we had approximately $291.2 million of available liquidity, comprised of $58.1 million of cash on hand and a remaining available borrowing base of $233.1 million on our ABL Facility as of June 30, 2021.
Summary of principal amounts for indebtedness and a reconciliation of Kraton debt to consolidated net debt (non-GAAP) and consolidated net debt, excluding the effect of foreign currency (non-GAAP):

	June 30, 2021	March 31, 2021	December 31, 2020
	(In thousands)
Kraton debt	$848,704	$859,334	$860,360
KFPC loans(1)(2)	80,255	83,771	89,733
Consolidated debt	928,959	943,105	950,093

Kraton cash	56,371	59,220	82,804
KFPC cash(1)(3)	1,761	1,561	3,097
Consolidated cash	58,132	60,781	85,901

Consolidated net debt	$870,827	$882,324	$864,192

Effect of foreign currency on consolidated net debt	13,918	20,186
Consolidated net debt, excluding effect of foreign currency	$884,745	$902,510
__________________________________________________
(1)Kraton Formosa Polymers Corporation (“KFPC”) joint venture, located in Mailiao, Taiwan, which we own a 50% stake in and consolidate within our financial statements.
(2)KFPC executed the KFPC Revolving Facilities to provide funding for working capital requirements and/or general corporate purposes. These are in addition to the 5.5 billion NTD KFPC Loan Agreement.
(3)Cash at our KFPC joint venture.
OUTLOOK
During the second quarter of 2021, we saw a continuation of favorable global demand fundamentals across the majority of our end markets. While we remain mindful of the potential for COVID-19 to adversely impact global demand in the second half of 2021, we currently expect demand trends to remain positive. We expect further realization of price increases over the course of the third and fourth quarters, and therefore, we expect these price increases to contribute to unit margin improvement for both our Polymer and Chemical segments, compared to the first half of 2021.
As a result of the successful completion of the significant statutory turnaround at our Berre, France, site, during the second quarter, with costs known, and given our current expectations for the 2021 paving and roofing season, as well as for overall demand trends as we move into the third quarter of the year, we now expect Adjusted EBITDA for the full year to fall in the range of $280 - $300 million, inclusive of the $19.7 million of full year costs associated with the Berre, France, turnaround.
We have not reconciled Adjusted EBITDA guidance to net income (loss) because we do not provide guidance for net income (loss) or for items that we do not consider indicative of our on-going performance, including, but not limited to, transaction and restructuring costs, costs associated with extinguishment of debt, and the spread between FIFO and ECRC, as certain of these items are out of our control and/or cannot be reasonably predicted. Accordingly, a reconciliation of the Adjusted EBITDA guidance to the corresponding U.S. GAAP measure is not available without unreasonable effort.
USE OF NON-GAAP FINANCIAL MEASURES
This press release includes the use of both GAAP and non-GAAP financial measures. The non-GAAP financial measures used are EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Diluted Earnings per Share, Consolidated Net Debt (including as adjusted to exclude the effect of foreign currency), Adjusted Gross Profit, and Adjusted Gross Profit Per Ton. Tables included in this earnings release reconcile each of these non-GAAP financial measures with the most directly comparable U.S. GAAP financial measure. For additional information on the impact of the spread between first-in-first-out

(“FIFO”) and Estimated Current Replacement Cost (“ECRC”), see Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
We consider these non-GAAP financial measures to be important supplemental measures of our performance and believe they are frequently used by investors, securities analysts, and other interested parties in the evaluation of our performance including period-to-period comparisons and/or that of other companies in our industry. Further, management uses these measures to evaluate operating performance, and our incentive compensation plan based incentive compensation payments on our Adjusted EBITDA performance and attainment of net debt reduction, along with other factors. These non-GAAP financial measures have limitations as analytical tools and in some cases can vary substantially from other measures of our performance. You should not consider them in isolation, or as a substitute for analysis of our results under U.S. GAAP in the United States.
EBITDA, Adjusted EBITDA, Adjusted EBITDA excluding Cariflex, and Adjusted EBITDA Margin: For our consolidated results, EBITDA represents net income (loss) before interest, taxes, depreciation, and amortization. For each reporting segment, EBITDA represents operating income (loss) before depreciation and amortization, and earnings of unconsolidated joint ventures. Among other limitations EBITDA does not: reflect the significant interest expense on our debt or reflect the significant depreciation and amortization expense associated with our long-lived assets; and EBITDA included herein should not be used for purposes of assessing compliance or non-compliance with financial covenants under our debt agreements, which can vary from the terms used herein. The calculation of EBITDA in our debt agreements includes adjustments, such as extraordinary, non-recurring or one-time charges, proforma cost savings, certain non-cash items, turnaround costs, and other items included in the definition of EBITDA in the debt agreements. Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure. As an analytical tool, Adjusted EBITDA is subject to all the limitations applicable to EBITDA. We prepare Adjusted EBITDA by eliminating from EBITDA the impact of a number of items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC, but you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, due to volatility in raw material prices, Adjusted EBITDA may, and often does, vary substantially from EBITDA and other performance measures, including net income calculated in accordance with U.S. GAAP. We prepare Adjusted EBITDA excluding Cariflex by eliminating from Adjusted EBITDA Cariflex sales, cost of sales, and direct specific fixed costs incurred from January 1, 2020 through March 6, 2020. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of revenue (for each reporting segment or on a consolidated basis, if applicable). Because of these and other limitations, EBITDA and Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business.
Adjusted Gross Profit, Adjusted Gross Profit Per Ton, and Adjusted Gross Profit Per Ton, excluding the Berre turnaround: We define Adjusted Gross Profit Per Ton as Adjusted Gross Profit divided by total sales volume (for each reporting segment or on a consolidated basis, as applicable). We further calculate Adjusted Gross Profit Per Ton, excluding the Berre turnaround, by deducting out of gross profit costs associated with the Berre turnaround. We define Adjusted Gross Profit as gross profit excluding certain charges and expenses. Adjusted Gross Profit is limited because it often varies substantially from gross profit calculated in accordance with U.S. GAAP due to volatility in raw material prices.
Adjusted Diluted Earnings Per Share: We prepare Adjusted Diluted Earnings per Share by eliminating from Diluted Earnings per Share the impact of a number of non-recurring items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC.
Consolidated Net Debt and Consolidated Net Debt, excluding the effect of foreign currency: We define Consolidated Net Debt as total consolidated debt (including debt of KFPC) less consolidated cash and cash equivalents. Management uses Consolidated Net Debt to determine our outstanding debt obligations that would not readily be satisfied by its cash and cash equivalents on hand. Management believes that using Consolidated Net Debt is useful to investors in determining our leverage since we could choose to use cash and cash equivalents to retire debt. We also present Consolidated Net Debt, as adjusted for foreign exchange impact accounts for the foreign exchange effect on our foreign currency denominated debt agreements.
CONFERENCE CALL AND WEBCAST INFORMATION
Kraton has scheduled a conference call on Thursday, July 29, 2021 at 9:00 a.m. (Eastern Time) to discuss second quarter 2021 financial results. Kraton invites you to listen to the conference call, which will be broadcast live over the internet and will be available at www.kraton.com, by selecting the “Investor Relations” link at the top of the home page and then selecting “Events” from the Investor Relations menu on the Investor Relations page.
You may also listen to the conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the Kraton Conference Call – Passcode: 8680118. U.S./Canada dial-in 800-857-6511. International dial-in #: 210-839-8886.

For those unable to listen to the live call, a replay will be available beginning at approximately 11:00 a.m. (Eastern Time) on July 29, 2021 through 1:59 a.m. (Eastern Time) on August 12, 2021. To hear a replay of the call over the Internet, access Kraton's Website at www.kraton.com by selecting the “Investor Relations” link at the top of the home page and then selecting “Events” from the Investor Relations menu on the Investor Relations page. To hear a telephonic replay of the call, dial 800-391-9846 (toll free).
ABOUT KRATON CORPORATION
Kraton Corporation (NYSE: KRA) is a leading global sustainable producer of specialty polymers and high-value biobased products derived from pine wood pulping co-products. Kraton's polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving and roofing applications. As the largest global provider in the pine chemicals industry, the company’s pine-based specialty products are sold into adhesives, roads and construction, and tire markets, and it produces and sells a broad range of performance chemicals into markets that include fuel additives, oilfield chemicals, coatings, metalworking fluids and lubricants, inks, flavors and fragrances, and mining. Kraton offers its products to a diverse customer base in numerous countries worldwide.
Kraton, the Kraton logo and design, REvolution, and CirKular+ are all trademarks of Kraton Polymers LLC or its affiliates.

FORWARD LOOKING STATEMENTS
This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that reflect our plans, beliefs, expectations, and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often characterized by the use of words such as “outlook,” “believes,” “target,” “estimates,” “reflect,” “remain,” “expects,” “projects,” “may,” “intends,” “plans,” “on track”, “forsees”, “future,” or “anticipates,” or by discussions of strategy, plans, or intentions. The statements in this press release that are not historical statements, including, but not limited to, statements regarding our expectations as to the continued impact of the COVID-19 pandemic (including governmental and regulatory actions) on demand for our products, on the national and global economy and on our customers, suppliers, employees, business and results of operations, our expectations for our business demand, margin improvements, and growth in 2021, market factors and transportation and logistics trends, our 2021 Adjusted EBITDA, the timing of the incurrence of costs associated with our Berre, France, turnaround, the impact of our diversified portfolio and broad geographic exposure, the impact of and expected realization of announced and future price increases, continued momentum for our REvolution and CirKular+ platforms, and the information and the matters described under the caption “Outlook,” are forward-looking statements.
All forward-looking statements in this press release are made based on management’s current expectations and estimates, which involve known and unknown risks, uncertainties, assumptions and other important factors that could cause actual results to differ materially from those expressed in forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those expressed in forward-looking statements is contained in our most recently filed Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in other filings made by us with the U.S. Securities and Exchange Commission (the “SEC”), and include, but are not limited to, risks related to: our ability to repay or re-finance indebtedness and risk associated with incurring additional indebtedness; our reliance on third parties for the provision of significant operating and other services; the impact of extraordinary events, including health epidemics or pandemics such as COVID-19 (including governmental and regulatory actions relating thereto), natural disasters and other weather conditions and terrorist attacks; conditions in the global economy and capital markets; fluctuations in raw material costs; limitations in the availability of raw materials; competition in our end-use markets; fluctuations in global tariffs and energy, transportation, and logistics costs; the potential for charges related to our goodwill or other assets; and other factors of which we are currently unaware or deem immaterial. Many of these risks and uncertainties are currently amplified by and will continue to be amplified by, or in the future may be amplified by, the COVID-19 pandemic. To the extent any inconsistency or conflict exists between the information included in this press release and the information included in our prior reports and other filings with the SEC, the information contained in this press release updates and supersede such information. Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements contained herein speak only as of the date of this press release, and we assume no obligation to publicly update or revise such forward-looking statements in light of new information or future events.

KRATON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$493,623	$355,679	$930,894	$782,948
Cost of goods sold	354,098	262,635	655,336	570,704
Gross profit	139,525	93,044	275,558	212,244
Operating expenses:
Research and development	9,723	9,912	19,243	20,704
Selling, general, and administrative	34,037	38,402	75,316	87,460
Depreciation and amortization	31,716	31,342	63,273	62,515
Loss on disposal of fixed assets	42	557	346	493
Operating income	64,007	12,831	117,380	41,072
Other income (expense)	(2,493)	251	(1,685)	578
Disposition and exit of business activities	—	(25)	—	175,189
Loss on extinguishment of debt	—	(141)	—	(14,095)
Earnings of unconsolidated joint venture	135	128	255	229
Interest expense, net	(10,417)	(13,466)	(21,364)	(30,927)
Income (loss) before income taxes	51,232	(422)	94,586	172,046
Income tax benefit (expense)	(12,881)	(6,659)	(21,642)	29,893
Consolidated net income (loss)	38,351	(7,081)	72,944	201,939
Net income attributable to noncontrolling interest	(1,940)	(887)	(3,304)	(1,821)
Net income (loss) attributable to Kraton	$36,411	$(7,968)	$69,640	$200,118
Earnings (loss) per common share:
Basic	$1.13	$(0.25)	$2.17	$6.29
Diluted	$1.11	$(0.25)	$2.14	$6.20
Weighted average common shares outstanding:
Basic	32,146	31,782	32,037	31,698
Diluted	32,679	31,782	32,569	32,133

KRATON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)

	June 30, 2021	December 31, 2020
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$58,132	$85,901
Receivables, net of allowance for doubtful accounts of $765 and $598	257,567	180,258
Inventories of products, net	364,329	318,885
Inventories of materials and supplies, net	34,658	34,164
Prepaid expenses	16,202	11,844
Other current assets	17,150	15,338
Total current assets	748,038	646,390
Property, plant, and equipment, net of accumulated depreciation of $763,649 and $732,279	937,544	942,703
Goodwill	374,089	375,061
Intangible assets, net of accumulated amortization of $350,031 and $330,070	276,166	294,734
Investment in unconsolidated joint venture	12,201	12,723
Deferred income taxes	79,531	83,534
Long-term operating lease assets, net	86,274	84,042
Other long-term assets	21,019	21,770
Total assets	$2,534,862	$2,460,957
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$80,974	$72,347
Accounts payable-trade	211,571	176,229
Other payables and accruals	166,981	167,364
Due to related party	16,086	17,147
Total current liabilities	475,612	433,087
Long-term debt, net of current portion	836,804	865,516
Deferred income taxes	128,191	125,559
Long-term operating lease liabilities	70,748	67,898
Deferred income	140,375	151,329
Other long-term liabilities	157,217	168,566
Total liabilities	1,808,947	1,811,955

Equity:
Kraton stockholders' equity:
Preferred stock, $0.01 par value; 100,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000 shares authorized; 32,148 shares issued and outstanding at June 30, 2021; 31,873 shares issued and outstanding at December 31, 2020	321	319
Additional paid in capital	407,189	401,445
Retained earnings	309,038	240,464
Accumulated other comprehensive loss	(38,947)	(37,865)
Total Kraton stockholders' equity	677,601	604,363
Noncontrolling interest	48,314	44,639
Total equity	725,915	649,002
Total liabilities and equity	$2,534,862	$2,460,957

KRATON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Six Months Ended June 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net income	$72,944	$201,939
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	63,273	62,515
Lease amortization	12,082	12,428
Amortization of debt original issue discount	—	148
Amortization of debt issuance costs	1,240	1,724
Amortization of deferred income	(8,103)	(7,799)
Loss on disposal of property, plant, and equipment	346	108
Loss on extinguishment of debt	—	14,095
Earnings from unconsolidated joint venture, net of dividends received	211	279
Deferred income tax (benefit) provision	2,693	(66,441)
Release of uncertain tax positions	—	(3,316)
Gain on disposition and exit of business activities	—	(175,189)
Share-based compensation	5,519	4,745
Decrease (increase) in:
Accounts receivable	(77,466)	1,859
Inventories of products, materials, and supplies	(50,008)	(36,024)
Other assets	(6,092)	(4,366)
Increase (decrease) in:
Accounts payable-trade	40,609	(14,765)
Other payables and accruals	(14,703)	30,767
Other long-term liabilities	(9,589)	(2,824)
Due to related party	143	(888)
Net cash provided by operating activities	33,099	18,995
CASH FLOWS FROM INVESTING ACTIVITIES
Kraton purchase of property, plant, and equipment	(43,012)	(39,122)
KFPC purchase of property, plant, and equipment	(345)	(3,224)
Purchase of software and other intangibles	(3,938)	(3,456)
Cash proceeds (payments) from disposition and exit of business activities	(876)	510,500
Net cash provided by (used in) investing activities	(48,171)	464,698
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	43,000	77,000
Repayments of debt	(43,000)	(437,174)
KFPC proceeds from debt	32,004	49,967
KFPC repayments of debt	(42,157)	(59,769)
Finance lease payments	(616)	(88)
Purchase of treasury stock	(4,931)	(744)
Proceeds from the exercise of stock options	4,092	—
Settlement of interest rate swap	—	(1,295)
Debt issuance costs	—	(1,234)
Net cash used in financing activities	(11,608)	(373,337)
Effect of exchange rate differences on cash	(1,089)	(8,024)
Net increase (decrease) in cash and cash equivalents	(27,769)	102,332
Cash and cash equivalents, beginning of period	85,901	35,033
Cash and cash equivalents, end of period	$58,132	$137,365

KRATON CORPORATION
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KRATON AND OPERATING INCOME TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands)

	Three Months Ended June 30, 2021			Three Months Ended June 30, 2020
	Polymer	Chemical	Total	Polymer	Chemical	Total
Net income (loss) attributable to Kraton			$36,411			$(7,968)
Net income attributable to noncontrolling interest			1,940			887
Consolidated net income (loss)			38,351			(7,081)
Add (deduct):
Income tax expense			12,881			6,659
Interest expense, net			10,417			13,466
Earnings of unconsolidated joint venture			(135)			(128)
Loss on extinguishment of debt			—			141
Other (income) expense			2,493			(251)
Disposition and exit of business activities			—			25
Operating income (loss)	$41,968	$22,039	64,007	$16,762	$(3,931)	12,831
Add (deduct):
Depreciation and amortization	12,776	18,940	31,716	12,948	18,394	31,342
Disposition and exit of business activities	—	—	—	(25)	—	(25)
Other income (expense)	(3,015)	522	(2,493)	(16)	267	251
Loss on extinguishment of debt	—	—	—	(141)	—	(141)
Earnings of unconsolidated joint venture	135	—	135	128	—	128
EBITDA (a)	51,864	41,501	93,365	29,656	14,730	44,386
Add (deduct):
Transaction, acquisition related costs, restructuring, and other costs (b)	(103)	780	677	1,551	468	2,019
Disposition and exit of business activities (c)	—	—	—	25	—	25
Loss on extinguishment of debt	—	—	—	141	—	141
Non-cash compensation expense	2,595	—	2,595	1,897	—	1,897
Spread between FIFO and ECRC	(28,035)	(6,782)	(34,817)	20,575	493	21,068
Adjusted EBITDA	$26,321	$35,499	$61,820	$53,845	$15,691	$69,536
_____________________________________________________
(a)Included in EBITDA are Isoprene Rubber sales to Daelim under the IRSA. Sales under the IRSA are transacted at cost and include the amortization of non-cash deferred income of $3.9 million for the three months ended June 30, 2020, which represents revenue deferred until the products are sold under the IRSA.
(b)Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges.
(c)Reflects adjustment to assets disposed of in the Cariflex transaction.

	Six Months Ended June 30, 2021			Six Months Ended June 30, 2020
	Polymer	Chemical	Total	Polymer	Chemical	Total
Net income attributable to Kraton			$69,640			$200,118
Net income attributable to noncontrolling interest			3,304			1,821
Consolidated net income			72,944			201,939
Add (deduct):
Income tax (benefit) expense			21,642			(29,893)
Interest expense, net			21,364			30,927
Earnings of unconsolidated joint venture			(255)			(229)
Loss on extinguishment of debt			—			14,095
Other (income) expense			1,685			(578)
Disposition and exit of business activities			—			(175,189)
Operating income	$81,827	$35,553	117,380	$34,687	$6,385	41,072
Add (deduct):
Depreciation and amortization	25,600	37,673	63,273	26,295	36,220	62,515
Disposition and exit of business activities	—	—	—	175,189	—	175,189
Other income (expense)	(2,733)	1,048	(1,685)	39	539	578
Loss on extinguishment of debt	—	—	—	(14,095)	—	(14,095)
Earnings of unconsolidated joint venture	255	—	255	229	—	229
EBITDA (a)	104,949	74,274	179,223	222,344	43,144	265,488
Add (deduct):
Transaction, acquisition related costs, restructuring, and other costs (b)	2,228	2,752	4,980	11,699	1,230	12,929
Disposition and exit of business activities	—	—	—	(175,189)	—	(175,189)
Loss on extinguishment of debt	—	—	—	14,095	—	14,095
Non-cash compensation expense	5,519	—	5,519	4,745	—	4,745
Spread between FIFO and ECRC	(48,910)	(11,273)	(60,183)	27,320	(1,973)	25,347
Adjusted EBITDA	$63,786	$65,753	$129,539	$105,014	$42,401	$147,415
Adjusted EBITDA excluding Cariflex	$63,786	$65,753	$129,539	$94,670	$42,401	$137,071
__________________________________________________
(a)Included in EBITDA are Isoprene Rubber sales to Daelim under the IRSA. Sales under the IRSA are transacted at cost and include the amortization of non-cash deferred income of $7.6 million and $7.2 million for the six months ended June 30, 2021 and 2020, respectively, which represents revenue deferred until the products are sold under the IRSA.
(b)Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges.

KRATON CORPORATION
RECONCILIATION OF DILUTED EARNINGS PER SHARE TO ADJUSTED DILUTED EARNINGS PER SHARE
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Diluted Earnings (Loss) Per Share	$1.11	$(0.25)	$2.14	$6.20
Transaction, acquisition related costs, restructuring, and other costs (a)	0.02	0.05	0.12	0.31
Disposition and exit of business activities	—	0.02	—	(4.94)
Loss on extinguishment of debt	—	—	—	0.34
Tax restructuring	—	(0.09)	—	(2.03)
Spread between FIFO and ECRC	(0.81)	0.57	(1.40)	0.69
Adjusted Diluted Earnings Per Share (non-GAAP)	$0.32	$0.30	$0.86	$0.57
__________________________________________________
(a)Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges.

POLYMER SEGMENT RECONCILIATION OF GROSS PROFIT TO NON-GAAP FINANCIAL MEASURES (Unaudited) (In thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Gross profit	$79,436	$57,845	$161,421	$126,576

Add (deduct):
Transaction, acquisition related costs, restructuring, and other costs	—	—	—	387
Non-cash compensation expense	130	114	276	285
Spread between FIFO and ECRC	(28,035)	20,575	(48,910)	27,320
Adjusted gross profit (non-GAAP)	$51,531	$78,534	$112,787	$154,568

Sales volume (kilotons)	83.8	75.5	158.5	146.3
Adjusted gross profit per ton (non-GAAP)(a)	$615	$1,040	$711	$1,056
__________________________________________________
(a)Adjusted gross profit per ton for the three months ended June 30, 2021, excluding $16.9 million of costs associated with the Berre turnaround ($202), would have been $817 and for the six months ended June 30, 2021, excluding $19.7 million of costs associated with the Berre turnaround ($125), would have been $836.